SYNSORB BIOTECH INC. REPORTS THIRD QUARTER 2002 RESULTS

Calgary, Alberta – November 13, 2002 – SYNSORB Biotech Inc. (“SYNSORB”) (TSE: SYB) today reported its financial results for three months ended September 30, 2002.  All dollar values herein are Canadian.

In the third quarter of 2002, SYNSORB recorded a net loss of $6,567,000 or $1.32 per share, compared to a net loss of $1,612,000 or $0.33 per share for the third quarter of 2001.

Interest income was $2,000 in the third quarter, compared to $93,000 interest income during the same period in 2001.  Lower cash balances led to the lowered interest income.

The Company’s total expenses for the third quarter ended September 30, 2002 were $6,695,000 compared to $3,145,000 for the third quarter in 2001.  Included in total expenses for the third quarter was a $6,072,000 charge for the write-down of the building and equipment.

Subsequent Events

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Retained Network Capital Inc. as financial advisors to assist the Board of Directors in achieving its objectives as outlined in the plan of arrangement at the May 7, 2002 annual shareholders meeting;

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Retained ICOWorks Services Ltd. to auction off its equipment early in the new year; and

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Retained J.J. Barnicke to sell the building at commercial retail values as opposed to a single purpose cGMP approved drug manufacturing facility.

“I’m looking forward to the fourth quarter with optimism that we will have a lot more activity with respect to interest in our assets than we have had year to date.” stated Jim Silye, President and Chief Executive Officer of SYNSORB.

Shares of SYNSORB Biotech Inc. trade on the Toronto Stock Exchange in Canada (symbol “SYB”).

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements.  These factors include the uncertainty of future alternatives available to the Company, the future of the Company’s assets and those factors detailed in the Company registration statement of Form 20F filed with the Securities and Exchange Commission.

For further information regarding SYNSORB, please contact:

Jim Silye

President and CEO

SYNSORB Biotech Inc.

Tel:

(403) 283-5900

Fax:

(403) 283-5907

www.synsorb.com

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